Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433
Supplement dated October 23, 2015	Registration Statement No. 333-207570
(To Prospectus dated October 23, 2015)	and 333-207570-03

$5,300,000,000

ACE INA Holdings Inc.

$1,300,000,000 2.300% Senior Notes due 2020

$1,000,000,000 2.875% Senior Notes due 2022

$1,500,000,000 3.350% Senior Notes due 2026

$1,500,000,000 4.350% Senior Notes due 2045

Each Fully and Unconditionally Guaranteed by

ACE Limited

Pricing Term Sheet

October 27, 2015

Issuer:	ACE INA Holdings Inc. (“ACE INA”)

Guarantor:	ACE Limited

Ratings (Moody’s / S&P / Fitch):*	A3 (stable) / A (negative) / A (stable)

Security Type:	Senior Unsecured Notes

Description of Securities:	2.300% Senior Notes due 2020 (the “2020 Notes”)
2.875% Senior Notes due 2022 (the “2022 Notes”)
3.350% Senior Notes due 2026 (the “2026 Notes”)
4.350% Senior Notes due 2045 (the “2045 Notes” and, together with the 2020
Notes, the 2022 Notes and the 2026 Notes, the “Notes”)

Pricing Date:	October 27, 2015

Settlement Date:	November 3, 2015 (T+5)

Maturity Date:	2020 Notes: November 3, 2020
2022 Notes: November 3, 2022
2026 Notes: May 3, 2026
2045 Notes: November 3, 2045

Principal Amount:	2020 Notes: $1,300,000,000
2022 Notes: $1,000,000,000
2026 Notes: $1,500,000,000
2045 Notes: $1,500,000,000

Public Offering Price:	2020 Notes: 99.944%
2022 Notes: 99.874%
2026 Notes: 99.693%
2045 Notes: 99.750%

Coupon (Interest Rate):	2020 Notes: 2.300% per year
2022 Notes: 2.875% per year
2026 Notes: 3.350% per year
2045 Notes: 4.350% per year

Interest Payment Dates:	2020 Notes: May 3 and November 3, beginning May 3, 2016
2022 Notes: May 3 and November 3, beginning May 3, 2016
2026 Notes: May 3 and November 3, beginning May 3, 2016
2045 Notes: May 3 and November 3, beginning May 3, 2016

Benchmark Treasury:	2020 Notes: UST 1.375% due September 30, 2020
2022 Notes: UST 1.750% due September 30, 2022
2026 Notes: UST 2.000% due August 15, 2025
2045 Notes: UST 3.000% due May 15, 2045

Benchmark Treasury Price / Yield:		2020 Notes: 100-02 / 1.362%
2022 Notes: 100-01 / 1.745%
2026 Notes: 99-22 / 2.035%
2045 Notes: 102-21+ / 2.865%

Spread to Benchmark Treasury:		2020 Notes: +95 bps
2022 Notes: +115 bps
2026 Notes: +135 bps
2045 Notes: +150 bps

Yield to Maturity:		2020 Notes: 2.312%
2022 Notes: 2.895%
2026 Notes: 3.385%
2045 Notes: 4.365%

Optional Redemption:		In each case as described in the Preliminary Prospectus Supplement –
	2020 Notes:	• Make-Whole Call prior to October 3, 2020 (T + 15 bps)
• Par Call on or after October 3, 2020
	2022 Notes:	• Make-Whole Call prior to September 3, 2022 (T + 20 bps)
• Par Call on or after September 3, 2022
	2026 Notes:	• Make-Whole Call prior to February 3, 2026 (T + 20 bps)
• Par Call on or after February 3, 2026
	2045 Notes:	• Make-Whole Call prior to May 3, 2045 (T + 25 bps)
• Par Call on or after May 3, 2045

Special Mandatory Redemption:		As described in the Preliminary Prospectus Supplement, if the Chubb Merger (as defined in the Preliminary Prospectus Supplement) is not consummated on or prior to September 30, 2016 or the Merger Agreement (as defined in the Preliminary Prospectus Supplement) is terminated, special mandatory redemption at 101%.

CUSIP / ISIN:		2020 Notes: 00440EAT4 / US00440EAT47
2022 Notes: 00440EAU1 / US00440EAU10
2026 Notes: 00440EAV9 / US00440EAV92
2045 Notes: 00440EAW7 / US00440EAW75

Joint Book-Running Managers:		Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.

Joint Lead Managers:		Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Co-Managers:		ANZ Securities, Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lloyds Securities Inc.
RBS Securities Inc.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
BNP Paribas Securities Corp.
Boenning & Scattergood, Inc.
Credit Suisse Securities (USA) LLC
Drexel Hamilton, LLC
Lebenthal & Co., LLC
Macquarie Capital (USA) Inc.
UBS Securities LLC
Williams Capital Group, L.P.

Ranking:	The 2020 Notes, the 2022 Notes, the 2026 Notes and the 2045 Notes will constitute four separate series of debt securities, will be senior unsecured obligations of ACE INA and will rank equally in right of payment with all of ACE INA’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be a senior unsecured obligation of ACE Limited and will rank equally in right of payment with all of ACE Limited’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be structurally subordinated to all obligations of ACE INA’s subsidiaries, including claims with respect to trade payables. The guarantee will be structurally subordinated to all obligations of ACE Limited’s subsidiaries, including claims with respect to trade payables. At June 30, 2015, ACE INA and its subsidiaries had a total of approximately $6 billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger and the merger of Chubb with and into ACE INA, at June 30, 2015, ACE INA and its subsidiaries had a total of approximately $15.180 billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger, at June 30, 2015, ACE had approximately $15.732 billion of indebtedness (other than trade payables) outstanding on a consolidated basis, all of which would be structurally senior to ACE Limited’s guarantee of the Notes.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer or the guarantor has filed with the SEC for more complete information about the issuer, the guarantor and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, J.P. Morgan Securities LLC at 1-212-834-4533 or Citigroup Global Markets Inc. at 1-800-831-9146.